Exhibit 10.2

SECOND AMENDED AND RESTATED

PARENT GUARANTY

This SECOND AMENDED AND RESTATED PARENT GUARANTY, dated as of May 15, 2009 (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), is executed by Anthracite Capital, Inc. (“Anthracite”) as guarantor (the “Guarantor”), in favor of the Lender (as defined below).

RECITALS

WHEREAS, Anthracite is party to that certain Credit Agreement, dated as of March 17, 2006 (as amended, restated, supplemented or otherwise modified and in effect prior to the date hereof, the “Existing Credit Agreement” and as amended by that certain Omnibus Amendment to the Credit Agreement and the Custodial Application and Payment Agreement, dated as of the date hereof (the “CA Amendment”), and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among AHR Capital BofA Limited, a limited company organized under the laws of Ireland, as a borrower (“AHR Capital”), Anthracite, as the borrower agent (in such capacity, the “Borrower Agent”), the other borrowers from time to time party thereto (each a “Borrower” and together with AHR Capital, collectively, the “Borrowers”) and Bank of America, N.A., as lender (the “Lender”);

WHEREAS, in connection with the Existing Credit Agreement, the Guarantor executed and delivered that certain Amended and Restated Parent Guaranty, dated as of August 7, 2008 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Guaranty”);

WHEREAS, the Guarantor owns directly all of the issued and outstanding Capital Stock of AHR Capital; and

WHEREAS, it is a requirement to the effectiveness of the CA Amendment that the Existing Guaranty be amended and restated as provided herein;

NOW, THEREFORE, in consideration of the premises and to induce the Lender to amend the Existing Credit Agreement, the Guarantor hereby agrees with the Lender, as follows:

1. Defined Terms.

(a) Unless otherwise defined in Section 1(d) below, or elsewhere in this Guaranty, capitalized terms used in this Guaranty shall have the meanings ascribed to such terms in the Credit Agreement.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and section and paragraph references are to this Guaranty unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) As used herein, the following terms shall have the following meanings:

“Adjusted Net Income” shall mean for any period, the Net Income of the Guarantor and its Subsidiaries determined on a cash basis for such period without recognizing any trading portfolio gains or losses in general, and specifically without giving effect to:

(a) depreciation and amortization,

(b) gains or losses that are classified as “extraordinary” in accordance with GAAP,

(c) capital gains or losses on sales of real estate,

(d) capital gains or losses with respect to the disposition of investments in marketable securities,

(e) any provision/benefit for income taxes for such period,

(f) earnings from equity investments and unconsolidated joint ventures determined in accordance with GAAP,

(g) losses attributable to the impairment of assets,

(h) incentive fees paid in the form of the issuance of the Guarantor’s common stock,

(i) Cash Interest Expense,

(j) income or expense attributable to the ineffectiveness of hedging transactions, and

(k) interest accretions, whether in favor or against the Guarantor.

Without limiting the foregoing, Net Income shall be determined before preferred stock dividends and shall include cash distributions from equity investments and unconsolidated joint ventures.

“AHR Ireland” shall have the meaning set forth in Section 12(s)(i) hereof.

“AHR Ireland Property” shall have the meaning set forth in Section 12(s)(i) hereof.

“AHR Ireland Security Documents” shall have the meaning set forth in Section 12(s)(i) hereof.

“Cash Interest Expense” shall mean for any period, total interest expense, both expensed and capitalized, of Guarantor and its Subsidiaries for such period with respect to all outstanding recourse Indebtedness of Guarantor and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letter of credit and bankers’ acceptance financing and net costs under interest rate protection agreements), determined on a consolidated cash basis, for such period (determined on a consolidated cash basis), and net of any interest accretions, whether in favor or against, with respect to debt.

“DB Facility Documents” shall have the meaning set forth in the Intercreditor Agreement.

“Debt Service Coverage Ratio” or “DSCR” shall mean the ratio of Adjusted Net Income to Cash Interest Expense on recourse Indebtedness outstanding, it being understood that such determination shall be made on a cash basis.

“Facility Documents” shall have the meaning set forth in the Intercreditor Agreement.

“Guaranteed Obligations” shall have the meaning set forth in Section 2(a) hereof.

“Intangible Assets” shall mean the excess of the cost over book value of assets acquired, patents, trademarks, trade names, copyrights, franchises and other intangible assets (excluding in any event the value of any residual securities).

“MS Facility Documents” shall have the meaning set forth in the Intercreditor Agreement.

“Net Income” shall mean, for any period, the net income of Guarantor and its consolidated Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Operating Earnings” shall mean total interest income, in accordance with GAAP, less interest expense, general and administrative expense and management fees, exclusive of any net income and net losses attributable to Carbon Capital I, Inc. or Carbon Capital II, Inc.

“Non-Recourse Indebtedness” shall mean, with respect to any Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other customary exceptions to non-recourse provisions) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Restrictive Covenant” as defined in Section 12(h) hereof.

“Tangible Net Worth” shall mean, as of a particular date, (i) all amounts that would be included under stockholder’s equity on a balance sheet of Anthracite and its consolidated Subsidiaries at such date, determined in accordance with GAAP, less (ii) the sum of (A) amounts owing to Anthracite and its consolidated Subsidiaries from Affiliates and (B) Intangible Assets of Anthracite and its consolidated Subsidiaries.

“Total Indebtedness” shall mean, for any period, the aggregate Indebtedness of Guarantor and its consolidated Subsidiaries (excluding non-recourse Indebtedness) during such period.

2. Guaranty.

(a) The Guarantor, as guarantor of payment and performance and not merely as surety or guarantor of collection, hereby, unconditionally and irrevocably, guarantees to the Lender and its successors and permitted assigns, the prompt and complete payment and performance by each Borrower when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations, other than the obligation of the Borrowers to pay the Secondary Deferred Restructuring Fee, of such Borrower under the Credit Agreement and the other Loan Documents (the “Guaranteed Obligations”); provided, that the Guaranteed Obligations shall not at any time be reduced by operation of Section 10.18 of the Credit Agreement.

(b) The Guarantor further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of external counsel) which may be paid or incurred by the Lender in enforcing any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guaranty, the Parent Pledge Agreement or the Parent Deed of Charge. This Guaranty shall remain in full force and effect until the Obligations are paid in full and the obligation of the Lender to make Loans under the Credit Agreement shall be terminated, notwithstanding that from time to time prior thereto each Borrower may be free from any Obligations.

(c) The Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guaranty or affecting the rights and remedies of the Lender hereunder.

(d) No payment or payments made by any Borrower, the Guarantor, any other guarantor or any other Person or received or collected by the Lender from any Borrower, the Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by the Guarantor in respect of the Obligations or payments received or collected from the Guarantor in respect of the Obligations, remain liable for the Guaranteed Obligations up to the maximum liability of the Guarantor hereunder until the Obligations are paid in full and the obligation of the Lender to make Loans under the Credit Agreement shall be terminated.

(e) The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Lender on account of its liability hereunder, it will notify the Lender in writing that such payment is made under this Guaranty for such purpose.

3. Deferral of Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder or any set-off or application of funds of the Guarantor by the Lender, the Guarantor shall not be entitled to be subrogated to any of the rights of the Lender against any Borrower or any other guarantor or any collateral security or guarantee or right of offset held by the Lender for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other guarantor in respect of payments made by the Guarantor hereunder, until all amounts owing to the Lender by each Borrower on account of the Obligations are paid in full and the obligation of the Lender to make Loans under the Credit Agreement shall be terminated. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full and the obligation of the Lender to make Loans under the Credit Agreement shall be terminated, such amount shall be held by the Guarantor in trust for the Lender, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Lender, to be applied against the Obligations, whether matured or unmatured, in such order as the Lender may determine.

4. Amendments, etc. with respect to the Obligations; Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Lender may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Lender, and the Credit Agreement, the Notes and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lender may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. The Lender shall have no obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against the Guarantor, the Lender may, but shall be under no obligation to, make a similar demand on each Borrower or any other guarantor, and any failure by the Lender to make any such demand or to collect any payments from each Borrower or any such other guarantor or any release of any Borrower or such other guarantor shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Lender against the Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5. Guaranty Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Lender upon this Guaranty or acceptance of this Guaranty, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between each Borrower and the Guarantor, on the one hand, and the Lender, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon each Borrower or the Guarantor with respect to the Obligations. The Guarantor understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any Note or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower against the Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of each Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Obligations, or of the Guarantor under this Guaranty, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantor, the Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Lender to pursue such other rights or remedies or to collect any payments from any Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of a Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Lender against the Guarantor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to be benefit of the Lender, and its successors and permitted assigns, until all the Obligations and the Guaranteed Obligations shall have been satisfied by payment in full and the obligation of the Lender to make Loans under the Credit Agreement shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement each Borrower may be free from any Obligations.

6. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

7. Not Affected by Bankruptcy. Notwithstanding any modification, discharge or extension of the Obligations or any amendment, modification, stay or cure of the Lender’s rights that may occur in any bankruptcy or reorganization case or proceeding against any Borrower, whether permanent or temporary, and whether or not assented to by the Lender, the Guarantor hereby agrees that it shall be obligated hereunder to pay and perform the Guaranteed Obligations and discharge its other obligations in accordance with the terms of the Guaranteed Obligations and the terms of this Guaranty. The Guarantor understands and acknowledges that, by virtue of this Guaranty, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to any Borrower. Without in any way limiting the generality of the foregoing, any subsequent modification of the Obligations in any reorganization case concerning such Borrower shall not affect the obligation of the Guarantor to pay and perform the Guaranteed Obligations in accordance with the original terms thereof.

8. Waiver. Notwithstanding anything contained herein to the contrary, in recognition of the risks associated with the Lender’s execution and performance of the CA Amendment, and in consideration of the waivers of margin payments, waivers of financial covenants and other modifications to the other Loan Documents, the Guarantor, for itself and on behalf of all of its Subsidiaries, agrees that in the event that the Guarantor or any Subsidiary becomes subject to any bankruptcy or insolvency proceedings, the Lender shall be entitled to relief from any automatic stay imposed by Section 362 of the Bankruptcy Code or any other applicable law, or otherwise, on or against the exercise of the rights and remedies otherwise available to the Lender hereunder, in any other Loan Document and as otherwise provided by law, and the Guarantor, for itself and on behalf of all of its Subsidiaries, hereby waives the benefit of such automatic stay and consents and agrees to raise no objection to such relief.

9. Payments. The Guarantor hereby guarantees that payments hereunder will be paid to the Lender without set-off or counterclaim in U.S. Dollars at the office of the Lender specified in Section 10.02 of the Credit Agreement.

10. Reaffirmation of Credit Agreement. For the avoidance of doubt, the Guarantor hereby agrees to and acknowledges the amendments to the Credit Agreement in the Restructure Amendment.

11. Representations and Warranties. The Guarantor hereby represents and warrants that:

(a) The representations and warranties contained in Section 5 of the Credit Agreement, insofar as the representations and warranties contained therein are applicable to the Guarantor, are true and correct in all material respects (each such representation and warranty set forth in such Section (insofar as applicable as aforesaid) and all other terms of the Credit Agreement to which reference is made therein, together with all related definitions and ancillary provisions, being hereby incorporated into this Guaranty by this reference as though specifically set forth in this Section);

(b) The Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by the Guarantor on the date of each borrowing by any Borrower under the Credit Agreement as though made hereunder on and as of such date;

(c) Accuracy of Information.

(i) All factual information, reports and other papers and data with respect to the Guarantor, the Borrowers, and each of their respective Subsidiaries (other than projections) furnished, and all factual statements and representations made, to the Lender by the Guarantor, the Borrowers, and each of their respective Subsidiaries, or on behalf of any such Person, were, at the time the same were so furnished or made, when taken together with all such other factual information, reports and other papers and data previously so furnished and all such other factual statements and representations previously so made, complete and correct in all material respects, to the extent necessary to give the Lender true and accurate knowledge of the subject matter thereof in all material respects, and did not, as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

(ii) All projections with respect to the Guarantor, the Borrowers, and/or each of their respective Subsidiaries furnished by or on behalf of such Person to the Lender were prepared and presented in good faith by or on behalf of such Person. No fact is known to any of the Guarantor, the Borrowers, or any of their respective Subsidiaries which materially and adversely affects or in the future is reasonably likely (so far as such Person can reasonably foresee) to cause a Material Adverse Change which has not been set forth in the financial statements referred to in Section 6.01 or in such information, reports, papers and data or otherwise disclosed in writing to the Lender prior to the Restructuring Amendment Effective Date.

(iii) All written information furnished after the date hereof by or on behalf of the Guarantor, the Borrowers, or any of their respective Subsidiaries to the Lender or any other BOA Party in connection with this Agreement, the Repurchase Agreement or any other Senior Secured Facility and the transactions contemplated hereby and thereby, will be true, complete and accurate in every material respect, or in the case of projections, based on reasonable estimates, on the date as of which such information is stated or certified.

(iv) Any financial projection or forecast furnished by or on behalf of the Guarantor, the Borrowers, or any of their respective Subsidiaries to the Lender in connection with any Senior Secured Facility has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

(v) There is no fact known to any Responsible Officer of the Guarantor, the Borrowers, or any of their respective Subsidiaries, which after due inquiry, that has or could reasonably be expected to cause a Material Adverse Change that has not been disclosed herein, in the other Loan Documents, the Transaction Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender, any Buyer or the Buyer Agent for use in connection with the transactions contemplated hereby or thereby.

(d) Additional Collateral.

(i) On the Restructuring Amendment Effective Date, pursuant to the Additional Collateral Documents, the Guarantor and its Subsidiaries (other than AHR Ireland) shall have granted to the Collateral Agent, for the benefit of the Secured Creditors, a first priority security interest in all Property of the Guarantor and its Subsidiaries (other than AHR Ireland) that was not subject to a Lien prior to the Restructuring Amendment Effective Date, other than any such Property having an aggregate fair market value at any one time not exceeding $250,000 (or the Dollar equivalent thereof (at the then current spot rate)).

(ii) On or about the date hereof, pursuant to certain of the Loan Documents, certain of the Anthracite and its Subsidiaries will have granted to the Collateral Agent, for the benefit of the Secured Creditors, a second priority perfected security interest in all Collateral and other Property related thereto.

12. Covenants. The Guarantor hereby covenants and agrees with the Lender that, so long as any Loan is outstanding and until payment in full of all Obligations:

(a) Maintenance Tangible Net Worth. At the end of any fiscal quarter, the Guarantor shall not have a Tangible Net Worth less than the sum of Four Hundred Million Dollars ($400,000,000) plus seventy-five percent (75%) of any equity offering proceeds accepted by the Guarantor from and after the date of this Agreement;

(b) Maintenance of Ratio of Total Indebtedness to Tangible Net Worth. The Guarantor’s ratio of Total Indebtedness to Tangible Net Worth shall not at any time be greater than 2.5:1;

(c) Changes in Tangible Net Worth. At the end of any fiscal quarter, the Guarantor’s Tangible Net Worth shall not have decreased by (i) twenty percent (20%) or more from the Guarantor’s Tangible Net Worth as of the last Business Day in the third (3rd) month preceding such date; or (ii) forty percent (40%) or more from the Guarantor’s Tangible Net Worth as of the last Business Day in the twelfth (12th) month preceding such date; provided, that any such decrease shall be calculated exclusive of any decrease in the value of assets owned by (x) Carbon Capital I, Inc. up to a maximum aggregate amount of $1,482,514.80 or (y) Carbon Capital II, Inc. up to a maximum aggregate amount of $100,000,000.00, and, for the avoidance of doubt, in the case of either (x) or (y), any amount of decrease in the value of such assets above such amount shall be included in the calculation of any decrease in the Guarantor’s Tangible Net Worth;

(d) Minimum DSCR. DSCR at the end of each fiscal quarter shall not be less than 1.40:1.0;

(e) Reserved;

(f) Operating Earnings. Guarantor’s Operating Earnings shall not be less than:

(i) $15,163,000.00 for the fiscal quarter ending on June 30, 2009;

(ii) $14,931,000.00 for the fiscal quarter ending on September 30, 2009;

(iii) $15,288,000.00 for the fiscal quarters ending on December 31, 2009, March 31, 2010, June 30, 2010 and September 30, 2010.

(g) Borrower Compliance. The Guarantor shall, or shall cause each Borrower to, as applicable, comply with the requirements of Section 6.01 of the Credit Agreement and the other provisions of the Credit Agreement;

(h) Additional or More Restrictive Covenants. The Guarantor, has not, and shall not make, modify, amend or supplement any covenant to any other Person (i) that is more restrictive on the Guarantor than those set forth in this Section 12, and/or (ii) that relate to the Guarantor’s assets, liabilities, income, net worth, liquidity, profitability and/or with respect to ratios relating to any of the foregoing and/or the occurrence of a material adverse effect; unless the Guarantor has notified the Lender thereof and has executed an amendment to this Guaranty in a form acceptable to Lender whereby the Guarantor has made the same (or substantially the same) covenant(s) (each, a “Restrictive Covenant”) to the Lender, which Restrictive Covenant(s) shall be in addition to (and not in lieu of) the Guarantor’s covenants and obligations under this Guaranty. With respect to such amendment, the Guarantor shall also, upon the request of the Lender, have delivered to the Lender an opinion of counsel to the Guarantor acceptable to the Lender in its sole discretion. Such amendment shall provide that: (x) the Guarantor shall promptly notify the Lender (together with evidence reasonably satisfactory to the Lender) if compliance with any of the Restrictive Covenants is waived by the beneficiary thereof, and, in such event, for so long as such waiver is in effect, a breach of such Restrictive Covenant shall not constitute a default under this Guaranty (provided that none of the other covenants in this Section 12 are breached), and (y) prior to the Guarantor entering into any modification, supplement or amendment of a Restrictive Covenant made in favor of any Person, the Guarantor shall have executed a further amendment to this Guaranty in a form acceptable to the Lender whereby the applicable Restrictive Covenant shall be modified, supplemented or amended. With respect to such amendment, the Guarantor shall also, upon the request of the Lender, have delivered to the Lender an opinion of counsel to the Guarantor acceptable to the Lender in its sole discretion;

(i) DB Facility Documents and MS Facility Documents.

(i) The Guarantor shall not, and shall not permit any of its Subsidiaries to make any payment to any Secured Creditor under either the DB Facility Documents or the MS Facility Documents other than (i) payments expressly required to be paid to avoid the occurrence of an “event of default” (as such term is defined in the DB Facility Documents and the MS Facility Documents); (ii) payments expressly required to be paid pursuant to the Custodial and Account Control Agreement; and (iii) payments on account of a demand under the relevant guaranty occasioned by a default or acceleration of the underlying obligations;

(ii) the Guarantor shall, and shall cause each of its Subsidiaries to, strictly comply with the covenants and obligations of the Guarantor and each applicable Subsidiary contained in the Facility Documents;

(j) Covenant Against Increased Payments. The Guarantor shall not, and shall not permit any of its Subsidiaries to increase any payment amount due on, increase the applicable interest rate applied to, nor accelerate any obligation under any existing Indebtedness;

(k) Bankruptcy. At all times the Guarantor’s Organic Documents shall provide that the consent of all Independent Directors of Guarantor shall required for the Guarantor to:

(i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under the Bankruptcy Code or any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect;

(ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i);

(iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Guarantor or for a substantial part of its assets;

(iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding;

(v) make a general assignment for the benefit of creditors; or

(vi) take any action for the purpose of effecting any of the foregoing.

(l) Existence, etc. Each of Anthracite and its Subsidiaries shall:

(i) preserve and maintain (i) its legal existence, (ii) all of its material rights, privileges, licenses and franchises, and (iii) maintain its tax residence in Ireland;

(ii) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, Prescribed Laws and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to cause a Material Adverse Change;

(iii) not move its registered office from the address referred to in Section 5.11 of the Credit Agreement or change its jurisdiction of organization or incorporation from the jurisdiction referred to in Section 5.11 of the Credit Agreement unless it shall have provided the Lender 15 Business Days’ prior written notice of such change;

(iv) pay and discharge, prior to the date on which penalties attach thereto, all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any Eligible Asset or Property, which in any manner would create any lien or charge on the Eligible Assets, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in conformance with GAAP; and

(v) permit representatives of the Lender upon reasonable prior written notice, during normal business hours and prior to the occurrence and continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender and subject to the terms of any applicable confidentiality agreement;

(m) Limitation on Liens. Neither Anthracite nor any of its Subsidiaries shall create, incur, assume or suffer to exist any Lien on any Eligible Assets, its respective Property or revenues, whether now owned or hereafter acquired by it, other than:

(i) Liens created pursuant to pursuant to the Credit Agreement and the other Loan Documents;

(ii) Liens for taxes, assessments or other governmental charges or levies not yet subject to penalties or which are being contested in good faith and for which adequate reserves have been established by such Borrower in accordance with GAAP;

(iii) Liens arising out of judgments or orders which do not constitute an Event of Default under Section 7(e) of the Credit Agreement and for which adequate reserves have been established by such Borrower in accordance with GAAP;

(iv) Liens created pursuant to the Second Priority Collateral Documents or the Additional Collateral Documents; and

(v) Liens created pursuant to secured Indebtedness permitted pursuant to Section 6.11 of the Credit Agreement; provided that any unsecured Indebtedness as of the Restructuring Amendment Effective Date remains unsecured;

(n) Limitation on Distributions. Neither Anthracite nor any Subsidiary shall make any Restricted Payments after the occurrence and during the continuance of an Event of Default;

(o) Limitation on Investments. Neither Anthracite nor any Subsidiary shall (a) own or hold any other substantial property or assets, except Eligible Assets, Primary Interests, Additional Collateral and assets that may be acquired in any foreclosure on, or other realization of collateral from, any of the foregoing, or (b) make any Investment, (1) except Permitted CDO Acquisitions (2) the acquisition of debt of Anthracite or its Subsidiaries in exchange for equity of Anthracite with the prior approval of the Lender and the other Secured Creditors, not to be unreasonably withheld or delayed; and (3) any other Investment approved by the Lender and the other Secured Creditors in their sole discretion;

(p) Blackrock Payments and Management Fees.

(i) Neither Anthracite nor any of its Subsidiaries shall enter into any arrangement for the payment of, or pay, management, advisory or similar fees, except management and advisory fees payable in the form of Capital Stock of Anthracite or such Borrower to the applicable Blackrock Entity pursuant to the Blackrock Management Agreement or management fees to its corporate services provider paid in the ordinary course of business; provided, that in any event no such fees may be paid (but may accrue) during the continuance of an Event of Default;

(ii) Neither Anthracite nor any of its Subsidiaries shall make any payment to BlackRock Financial Management or any other Blackrock Entity, other than Permitted Blackrock Payments;

(q) Independent Directors.

(i) Anthracite shall at all times cause there to be not more than seven (7) members of the board of directors of which at least one duly appointed member of its board of directors shall be an Independent Director; and

(ii) Neither Anthracite nor any of its Subsidiaries shall, without the prior unanimous written consent of all Independent Directors of Anthracite (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Anthracite or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(r) AHR Ireland and AHR Ireland Property.

(i) Within ten (10) Business Days of the date hereof, Guarantor shall (A) grant, or cause to be granted, to the Collateral Agent, for the benefit of the Secured Creditors, either directly or indirectly, a perfected first-priority security interest in all of the Property of AHR Capital Limited, a private, limited company incorporated in Ireland (“AHR Ireland”), in respect of which a security interest may be granted under applicable law, now owned or at any time hereafter acquired (collectively, the “AHR Ireland Property”); and (B) transfer, or cause to be transferred, irrevocably and on an ongoing basis, all of the proceeds and income (including, without limitation, all dividends, interest and other distributions) after deductions for taxes and expenses in accordance with the relevant budget in respect of the AHR Ireland Property to the Cash Management Account in Dollars, in each case, pursuant to documentation in form and substance acceptable to each Secured Creditor in its sole discretion exercised in good faith (such documentation, the “AHR Ireland Security Documents”);

(ii) From and after the date hereof until the Guaranteed Obligations have been paid in full (A) Guarantor shall not, and shall not permit any Anthracite Party to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than a Lien that may be imposed by a Governmental Authority with jurisdiction over AHR Ireland or the AHR Ireland Property) upon any of the AHR Ireland Property in favor of any Person other than the Collateral Agent pursuant to Section 12(s)(i) above; (B) Guarantor shall not, and shall not permit any Anthracite Party to, enter into any material agreement, or materially amend or modify any existing agreement, in respect of AHR Ireland and the AHR Ireland Property, without the prior written consent of the Secured Creditors; provided that any such agreement, amendment or modification whose effect would cause the applicable line item in the Budget to be exceeded shall be deemed “material” for purposes of this clause (B); and (C) until the effective date of the AHR Ireland Security Documents, Guarantor shall transfer or cause to be transferred on an ongoing basis all proceeds and/or income (including, without limitation, any dividends, interest and other distributions) after deductions for taxes and expenses in accordance with the relevant budget in respect of the AHR Ireland Property, into the Cash Management Account in Dollars within two (2) Business Days after receipt thereof; and

(s) Restructuring of Unsecured Indebtedness. Guarantor shall not, and shall not permit any other Anthracite Party to, restructure any or all of its unsecured Indebtedness in a manner that would increase any amount payable thereunder for the period ending on the later of (a) three (3) years from the date hereof and (ii) the Termination Date. Additionally, Guarantor shall not, and shall not permit any other Anthracite Party to, incur any fees in connection with such a restructuring in excess of an amount equal to 25% of the total amount of savings realized by such Anthracite Party from such restructuring prior to the Termination Date (without giving effect to any extensions);

provided, that compliance with clauses (a) through (f) above shall be determined by excluding the assets and liabilities of variable interest entities required to be consolidated under FIN 46R and without giving any effect to any changes in or in the interpretation of FAS 140 after the date hereof.

13. Notices. All notices, requests and demands to or upon the Lender or the Guarantor to be effective shall be in writing (or by telex, fax or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (i) when delivered by hand or (ii) if given by mail, when deposited in the mails by certified mail, return receipt requested, or (iii) if by telex, fax or similar electronic transfer, when sent and receipt has been confirmed, addressed as follows:

(a) if to the Lender, at its address or transmission number for notices provided in Section 10.02 of the Credit Agreement; and

(b) if to the Guarantor, at its address or transmission number for notices set forth under its signature below.

Each of the Lender and the Guarantor may change its address and transmission number for notices by notice in the manner provided in this Section.

14. Fundamental Changes. Guarantor shall not wind up, liquidate, or dissolve its affairs or enter into any transaction of merger or consolidation (except a transaction of merger or consolidation in accordance with the Credit Agreement), or sell, lease, or otherwise dispose of (or agree to do any of the foregoing) all or substantially all of its property or assets, or change its state of formation or entity status, without the Lender’s prior written consent.

15. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16. Integration. This Guaranty represents the agreement of the Guarantor with respect to the subject matter hereof and there are no promises or representations by the Lender relative to the subject matter hereof not reflected herein.

17. Amendments in Writing; No Waiver; Cumulative Remedies.

(a) None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except as provided by Section 10.04 of the Credit Agreement.

(b) The Lender shall not by any act (except by a written instrument pursuant to Section 16(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Lender would otherwise have on any future occasion.

The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

18. Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Guaranty or such other document or instrument, as applicable.

19. Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

20. Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Lender and its successors and assigns.

21. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

22. Submission To Jurisdiction; Waivers. The Guarantor hereby irrevocably and unconditionally:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY, AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED; AND;

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

23. WAIVER OF JURY TRIAL. THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

24. Acknowledgments. The Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Loan Documents to which it is a party;

(b) the Lender has no fiduciary relationship with or duty to the Guarantor arising out of or in connection with this Guaranty or any of the other Loan Documents to which it is a party, and the relationship between the Guarantor and each Borrower, on one hand, and the Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Guarantor, any Borrower and the Lender.

25. Effect of Amendment and Restatement. As of the date hereof, the Existing Guaranty shall be amended, restated and superseded in its entirety. Each reference to the Existing Guaranty in any Loan Document shall be deemed to be a reference to this Guaranty.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

ANTHRACITE CAPITAL, INC., as Guarantor

By:	Paul Horowitz
Name:	Paul Horowitz
Title:	Vice President

Address for Notices:

40 East 52nd Street
New York, New York 10022
Attention: Richard Shea
Telecopier No.: (212) 810-8758
Telephone No.: (212) 754-5579

and

Anthracite Capital, Inc.
One PNC Plaza, 19th Floor
Mailstop P1-P0PP-19-2
249 Fifth Avenue
Pittsburgh, PA 15222
Attention: Janice De Julio
Telecopier No.: (412) 762-4546
Telephone No.: (412) 762-4675